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Amendment to Credit Agreement

                                                                   EXHIBIT 10.18


[FIRST UNION Logo]


November 8, 2000




Denise M. Corey
Director, Treasury
Quintiles Transnational Corp.
PO Box 13979
Research Triangle Park, NC 27709-3979

         RE: The Credit Agreement dated as of August 7, 1998 by and among Quintiles Transnational Corp., as borrower (the "Borrower"), the Lenders referred to therein, and First Union National Bank, as Administrative Agent (as amended, restated, or otherwise modified, the "Credit Agreement").

Dear Denise:

The Borrower has requested that First Union National Bank ("First Union"), in its capacity as Lender under the Credit Agreement, approve the following modification and, subject to the conditions set forth below, First Union has approved such modification of the Credit Agreement.

I. Section 9.2 of the Credit Agreement is hereby deleted in its entirety and the following Section 9.2 is inserted in lieu thereof:

         "Section 9.2 Minimum Interest Coverage Ratio: The Borrower shall not permit, as of any fiscal quarter end, the ratio of (a) the sum of Adjusted EBITR for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date plus the one-time $58.6 million restructuring charge of the Borrower (to the extent deducted during such period) plus interest income to (b) the sum of Interest Expense plus Rental Expense, in each case for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date, to be less than 1.75 to 1.00. For purposes of this covenant calculation, the effect of the Borrower's e-commerce initiative on the Borrower's financial performance will be excluded.

II. Any expenses and capital expenditures relating to the Borrower's e-commerce initiative will be deemed to be an "investment" for purposes of Section 10.4(f) of the


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Amendment to Credit Agreement

                                                                   EXHIBIT 10.18


Credit Agreement, subject to the limitation on investments equal to an amount equal to 15% of Tangible Net Worth, as set forth in the proviso of such
Section 10.4.

In consideration for this amendment, Quintiles can choose to (1) pay an amendment fee of 5 basis points ($75,000) or (2) place on deposit with First Union's Capital Management Group ("CMG") a minimum of $30,000,000 in cash to be managed by CMG at the direction of Quintiles. The acceptance and payment of option (1) or the acceptance and agreement to a transfer of cash prior to November 30, 2000 pursuant to option (2) is a condition to the effectiveness of this modification letter.

All other terms, conditions and provisions of the Note and Loan Documents remain unchanged and in full force and effect, and the Borrower hereby confirms that all of the Representations and Warranties contained in the Credit Agreement are true as of the date hereof.

Please indicate your approval of the foregoing by executing the appropriate signature block below.

Sincerely.

/s/ Mendel Lay

Mendel Lay
Senior Vice President
First Union National Bank



AGREED TO AND ACCEPTED
AS OF THIS 8th DAY OF NOVEMBER, 2000:


QUINTILES TRANSNATIONAL CORP.

By:      /s/ James L. Bierman
         --------------------------------------------
Name:    James L. Bierman
         --------------------------------------------
Title:   Chief Financial Officer
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